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                                                                    EXHIBIT 23.1

                                    CONSENT

     We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 8, 1996 with respect to the financial statements and financial statement schedule of Bresnan Communications Company Limited Partnership and to our report dated May 16, 1996 with respect to the balance sheet of Bresnan Capital Corporation, included in the Registration Statement on Form S-1 and related Prospectus of Bresnan Communications Company Limited Partnership and Bresnan Capital Corporation, for the registration of $100,000,000 Senior Notes Due 2006.

                                          ERNST & YOUNG LLP

New York, New York
May 21, 1996